Exhibit 10.8

LICENSE AGREEMENT

This Agreement is made the 1st day of October, 2012, (“Effective Date”) by and between Fidelity Life Association, (hereinafter referred to as (“FLA” or “Licensor”), an Illinois insurance corporation, James Harkensee (hereinafter referred to as “Inventor”), an individual, both having a place of business at 8700 W. Bryn Mawr Avenue, Chicago, Illinois, and Combined Insurance Company of America, a corporation (hereinafter referred to as “Combined” or “Licensee”), having its principal place of business at 1000 N. Milwaukee Avenue, Glenview, Illinois, individually referred to as “Party” and collectively as the “Parties”.

WITNESSED THAT

WHEREAS, Licensor has the right to provide a license under a certain patent as herein identified; and

WHEREAS, Inventor is a named inventor in said patent; and

WHEREAS, Licensee desires to obtain, and Licensor is willing to grant Licensee, an exclusive license as hereafter defined and under the terms and provisions herein specified.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained Licensor, Inventor and Licensee agree as follows:

TERMS

1.	DEFINITIONS

1.1

The term “consist” limits and covers only the elements expressly recited. By contrast, the utilization of the terms “include”, “such as”, and “for example” are not limited and therefore cover more elements than those recited.

1.2

“Affiliate” shall mean any corporation or the like at least fifty percent (50%) of whose voting share capital is owned or directly or indirectly controlled by or under common control with a Party as of the Effective Date of this Agreement or at any time during the term of this Agreement and any other entity over which a Party exercises effective managerial control.

1.3	“Agreements” shall mean (i) the 50% quota share Indemnity Reinsurance Agreement (Combined Block), and (ii) the 50% quota share Indemnity Reinsurance Agreement (Transition Block).

1.4	“Block of Business” shall mean the group of in force Lifetime Benefit Term Product policies in force with Fidelity Life.

1.5	“Combined Block” shall mean Licensee’s policy forms, its own version of the LBT Product and riders desired for sale.

1.6

“Confidential Information” shall mean any and all technical and non-technical information of a Party, including without limitation, information concerning financial, accounting or marketing reports, business plans, analyses, forecasts, predictions, projections, intellectual property, trade secrets and know-how. “Information” may take the form of documentation, drawings, specifications, software, technical or engineering data, and other forms, and may be communicated orally, in writing, by electronic or magnetic media, by visual observation and by other means. “Information” includes any reports, analyses, studies or other materials, whether prepared by the Licensor or Licensee, that contain or are based upon proprietary Information covered in this Agreement.

1.7	“Days” shall mean calendar days.

1.8

“ LBT Product” shall mean: (i) LifeTime Benefit Term Product, i.e., a method of insuring a group of individuals which includes a guaranteed insurance component and a decreasing term insurance component using a level premium received for each individual.

1.9	“Patent” shall mean US Patent No. 7,962,352 B2, date of patent June 14, 2011, Method of Insuring Individuals using Guaranteed Insurance, Term Insurance and Non-Guaranteed Insurance.

1.10	“Transition Block” shall mean the business written under Licensee’s direction by Licensor on FLA’s paper in the period prior to Licensee’s ability to issue its own policy forms.

1.11	“Sale or Sold” shall mean selling, otherwise providing LBT Product either directly or through a chain of distribution.

1.12

“Service or Servicing Agreement” shall mean an agreement between Licensor and Licensee which discusses the description, delivery point, availability, underwriting, quality levels, measurement procedures and escalation levels of the LBT Product.

2.	LICENSE GRANT

2.1

Subject to the terms and provisions of this Agreement, and to Licensee entering into a series of Agreements, Licensor grants to Licensee an exclusive, personal, non-transferable, worldwide right and license under the Patent to make, have made, use, distribute, offer for sale, sell, and/or otherwise dispense the LBT Product.

2.2

Subject to Licensee entering into the required Agreements under Section 5.1 to Licensor and Vision Financial, Licensor and Inventor release and forever discharge Licensee (and its direct and indirect distributors, suppliers, dealers and customers) from any and all claims, liens, demands, causes of action, obligations, losses, damages, and liabilities, known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, that they have had in the past or now have or may have in the future under any of the claims in the Patent based on or arising out of LBT Products sold by Licensee, prior to and including the Effective Date, in, or for, the United States and its territories and possessions.

2.3

Subject to the terms and provisions of this Agreement, and to Licensee entering in to the required Agreements under Section 5.1 and during the term of the life of this Agreement, Licensor and Inventor further represent, covenant and agree that neither they nor any entity directly or indirectly controlled by either will bring suit or otherwise assert a claim for infringement under the Patent against Licensee before any court or administrative agency in any country of the world based on or arising out of LBT Products sold by Licensee in, or for, the United States and its territories and possessions.

2.4

The release and covenant not to sue provided in Sections 2.2 and 2.3, as well as any other releases or covenants not to sue set out in this Agreement, shall bind any assignee or other person to whom a claim in the Patent, or any interest therein, may be conveyed.

3.	LIMITS ON SCOPE OF LICENSE GRANT

3.1

Combined Block. Licensee will develop, on its own policy forms, its own version of the LBT Product, including all riders desired for sale. The initial sale of the Combined LBT product shall be on or after January 1, 2013. The Combined Block will be subject to a Quota Share Agreement as provided in Section 5.1.

3.2

Transition Block. Licensor’s LBT product shall be written under the direction of Licensee in the time period prior to Licensee’s ability to issue its own policy forms and riders subject to a reinsurance agreement covering the issuance of this product. Licensor shall cease writing any new policies or certificates in connection with the LBT Product upon the earliest of the date (i) Licensee has received any necessary state approval of the aforementioned forms and has notified Licensor of its intent to begin marketing and using such forms or (ii) Licensor and Licensee agree, in writing, to cease writing of the LBT Product.

3.3

Licensor shall be able to write any new or renewal LBT Product if (i) notice of non-renewal was not timely provided in accordance with and to the extent required by specific policy, provisions, insurance laws or regulations, (ii) to the extent necessary to honor quotes of Licensor’s outstanding policies, (iii) as specifically authorized in writing by Licensee.

4.	SALE OF BLOCK OF BUSINESS

4.1.

Licensor agrees to not sell Block of Business for a period of 3 years from April 1, 2013, unless Licensee agrees in writing. During this 3 year period, Licensee will a) keep the Block of Business on its own contract forms, b) refrain from soliciting or accessing its LBT Product Policyholders and Certificateholders in a coordinated manner for purposes of sales or solicitation of other products, and c) refrain from any action to transfer the Block of Business to another insurer’s contract forms, Throughout and following this 3 year period, Licensor shall provide notice to Licensee of its active pursuit to sell the Block of Business.

4.2

Grant of Right of First Refusal. The Licensor does hereby grant unto the Licensee an exclusive right of first refusal and first option to purchase the inforce LBT Product Block of Business, upon the event of a proposed sale of the Block of Business. This is a one-time option and right of first refusal that will expire if not exercised in accordance with paragraph 4.3 and the subsequent completion of the sale of the block.

4.3.

Exercise of First Option. This right of first refusal or first option to purchase may only be exercised by Licensee within 30 days from notification by Licensor that Licensor has received a bona fide offer to purchase said Block of Business at the price offered by a third party. Such notification to Licensee shall include purchase terms. Licensor is further obligated to wait 30 days for a reply from Licensee, unless received earlier. Licensor shall have no further obligation of notification and Licensee has no further rights under this section even if said purchase is not consummated.

4.4

Termination of Right of First Refusal. Licensee’s right of first refusal and option to purchase under this Agreement shall terminate upon expiry of the 30 day period following the first notification of a bona fide offer to purchase the Block of Business.

5.	PAYMENT

5.1

A 50% coinsurance reinsurance agreement for the Combined Block will be signed by Licensee. A 50% coinsurance reinsurance agreement for the Transition Block will be signed by Licensee. Licensee will finalize a contract with Vision Financial that covers administration for the Combined Block by February 1, 2013.

5.2

In consideration for the license, covenants not to sue, the agreements referenced in 5.1, and other agreements granted by Licensor and Inventor to Licensee under this Agreement relative to US Patent No. 7,962,352 B2 Dated June 14, 2011 by Licensee in, or for, the United States and its territories and possessions after the Effective Date, Licensee agrees to develop and market its own version of the LBT product, sign Agreements, manage the LBT Product and its policy administration, and provide underwriting support for the LBT Product.

6.	TERM AND TERMINATION

6.1	This Agreement shall continue in full force and effect, unless sooner terminated by specific provisions in this Agreement upon written Notice by terminating party to the other party.

6.2	Licensee may terminate this Agreement at any time by sixty (60) Days written notice to Licensor.

6.3	Licensor may terminate this Agreement forthwith, unless otherwise provided herein, upon written notice to Licensee if:

(a) Licensee fails to sell more than $1,000,000 of annualized first year premium, prior to any cession for reinsurance, of the product in a calendar year with the termination effective as of the date the notice is given by the licensor;

(b) Licensee discontinues its relationships under the Agreements. In each case after written notice of such default or failure is given by Licensor to Licensee, unless a genuine and good faith dispute exists as to the existence of the relationship. This agreement shall terminate 36 months after the date of the notice by the Licensor.

(c) Licensee shall make an assignment for the benefit of creditors, or any order for the compulsory liquidation of Licensee shall be made by any court or regulatory body with the termination effective as of the date the notice is given by the Licensor;

(d) Licensee shall be finally determined by a court of competent jurisdiction to have

(i) willfully or deliberately violated any material provision of this Agreement;

(ii) concealed from Licensor any failure to comply with this Agreement and/or

(iii) acted in bad faith in breaching any material provision of this Agreement.

In such an event, the termination shall be effective as of the date of notice given by Licensor.

(e) If Licensee cannot come to an agreement with Vision Financial by February 1, 2013, this Agreement shall be immediately terminated.

(f) If Licensee notifies Licensor pursuant to Section 10.4 that it has decided to no longer use the LBT Product or exits the worksite business market, this Agreement shall be immediately terminated.

(g) The worldwide license for the LBT Product will terminate upon written notice by Licensor after 12 months have passed since Licensee’s last sale of their LBT Product.

6.4

Loss of Exclusivity. If Licensee’s sales volume, as measured by annualized first year sold premium, falls below $5 million for any calendar year starting on or after January 1, 2015, Licensee shall lose its rights to exclusive use of the LBT Product. Loss of exclusivity does not affect Licensee’s rights with respect to Licensor’s sale of the Block of Business.

6.5

Termination of License. At the termination of this License Agreement, Licensee will cease marketing the LBT Product to new policyholders until such time as a new License Agreement or Service Agreement is negotiated. Licensee may continue to issue new Certificates to members of existing Policyholders for a period of 3 years following termination of this License Agreement.

6.6

Service Rights. Licensee shall retain the right to service Policies issued by Licensee for the life of the Policies during the term of this License and without diminution following the termination of the License.

7.	LIMITATION OF LIABILITY

7.1

LICENSEE AGREES THAT LICENSOR’S TOTAL LIABILITY FOR ALL CLAIMS OF ANY KIND ARISING AS A RESULT OF, OR RELATED TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY AND NEGLIGENCE), WARRANTY OR ON OTHER LEGAL OR EQUITABLE GROUNDS, SHALL BE LIMITED TO GENERAL MONEY DAMAGES. ANY SUCH DAMAGES SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL LICENSE FEE PAYABLE UNDER THE AGREEMENT, PROVIDED SUCH LIMITATION SHALL NOT APPLY TO CLAIMS OF INFRINGEMENT OR CLAIMS OF NEGLIGENCE RELATED TO PERSONAL INJURY OR TANGIBLE PROPERTY DAMAGE.

8.	COVENANTS, REPRESENTATIONS AND WARRANTIES

8.1	Licensor and Inventor warrant and covenant that they have the entire right, title and interest in and to the Patent.

8.2

Licensor and Inventor make no representation or warranty that the LBT Product will not infringe, directly, contributorily or by inducement under the laws of the United States or any foreign country, any patent or other intellectual property right of a third party.

8.3

Any dispute arising under or relating to this Agreement or in any dispute arising with respect to or related to the subject matter of the claims in the Patent, shall be resolved by an action brought in Cook County, Illinois and the Parties and their Affiliates who have agreed to be bound by this Agreement consent to the jurisdiction and venue of a court in the State of Illinois.

8.4

Licensee represents and warrants that Licensee assumes responsibility for obtaining all necessary official governmental approval, validation, and/or consent from the appropriate governmental authorities for the performance of this Agreement and for remittance of payment pursuant hereto and for registering or recording this Agreement as required; provided, however, that Licensee shall use its best efforts to provide that Licensor shall have the right to participate or be represented in any proceeding, hearing, negotiation or the like with governmental authorities relating to such approval, validation and/or consent.

8.5

Every Party represents and warrants that it is not presently the subject of a voluntary or involuntary petition in bankruptcy or the equivalent thereof, is not presently contemplating filing any such voluntary petition, and does not presently have reason to believe that such an Involuntary petition will be filed against it.

8.6	Other than the express warranties of this Article, there are no other warranties, express or implied.

9.	CONFIDENTIAL INFORMATION

9.1

For a period of three (3) years as measured from the first date of disclosure of Confidential Information pursuant to this Agreement, Licensor and Inventor agree to use reasonable care and discretion, at least commensurate with that degree of reasonable care they use to protect similar information of their own, to avoid disclosure, publication, or dissemination of Confidential Information, outside of those employees, attorneys or consultants of Licensor, and independent public accountants selected by Licensor, who have a need to know Confidential Information, and are bound by the terms of this Article to keep Confidential Information in confidence.

9.2

Disclosure by Licensor or Inventor of Confidential Information under Section 9.1 of this Agreement shall be permitted in the following circumstances; provided, that Licensor and Inventor shall have first given reasonable notice to Licensee that such disclosure is to be made:

(a) In response to an order of a court, government or governmental body;

(b) Otherwise as required by law; or

(c) To the independent public accountants who agree in writing to maintain Confidential Information in confidence.

9.3	Notwithstanding any other provisions of this Agreement, the obligations specified in Section 9.1 of this Agreement will not apply to any Confidential Information that:

(a) is or becomes publicly available without breach of this Agreement;

(b) is released for disclosure by written consent of Licensor;

(c) can be shown by written documentation to have already been in Licensor’s or Inventors possession at the time of its receipt from Licensee; or

(d) is disclosed to Licensor or Inventor by a third party without Licensor’s or Inventor’s knowledge of any breach of any obligation or confidentiality owed to Licensee.

10.	MISCELLANEOUS

10.1

Licensee and Licensor shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the LBT Product (to the extent within the control of such Party) as is reasonably necessary for financial reporting and accounting matters.

10.2

Licensor acknowledges that unilateral actions on Nonguaranteed Policy Elements on its Block of Business may have negative implications for the value of the LBT License granted under this agreement. Therefore, Licensor shall communicate and confer with

Licensee in any decision process whereby changes are proposed to the Nonguaranteed Policy Elements, as outlined in the Transition Reinsurance Agreement, for any changes proposed in the first 7 years following effective date of this agreement. Proposed changes must be reasonable in relation to the future expectations of the performance of the product on which they are based. Licensor shall provide 180 days notice to Licensee of its decision to change the Nonguaranteed Policy Elements on the Block of Business. Following such notice, and at Licensee’s request, Licensor shall delay implementation of any proposed change for an additional 6 month period.

10.4

Licensor shall furnish to Licensee materials identified in Exhibit A relating to the LBT Product in order to create a robust and sustainable business. Access to such information shall be requested during normal business hours and shall be provided to Licensee within a reasonable timeframe on or around January 1, 2013.

10.5

All notices to, demands, consents, and communications that any Party may desire to give to the other, and/or may be required under this Agreement, must be in writing. The notice shall be effective upon receipt in the United States after having been sent by registered or certified mail or sent by facsimile transmission; and shall be effective upon receipt outside the United States after having been delivered prepaid to a reputable international delivery service or courier or sent by facsimile transmission; and addressed to the address designated below:

For notice to Licensor:

Mr. James Harkensee

Fidelity Life Association

8700 W. Bryn Mawr Avenue, Suite 9005

Chicago, IL 60631

Fax: (866) 375-8175

For notice to Licensee:

Mr. Chris Martin

Combined Insurance

1000 N. Milwaukee Avenue

Glenview, IL 60025

Fax: (847) 953-8100

or to such address that the Party to whom notices are to be sent may from time to time designate in writing.

10.6	No failure or delay to act upon any default or to exercise any right, power or remedy under this Agreement will operate as a waiver of any such default, right, power or remedy.

10.7

This Agreement constitutes the entire understanding of the Parties with respect to its subject matter and supersedes all prior oral or written negotiations, agreements and understandings. This Agreement may not be modified or amended except in writing duly signed by authorized persons on behalf of the Parties.

10.8

The validity, construction, interpretation and performance of this Agreement, and any disputes or legal actions arising under or from this Agreement, shall be governed by the laws and regulations of the United States of America as to patent law, and the State of Illinois as applied to contracts.

10.9

Each of the terms and provisions of this Agreement is material. Without such terms and provisions the Parties would not have entered into this Agreement. If any term or provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of the United States or any of its jurisdictions, such term or provision may be amended, by mutual agreement between Licensor and Licensee, to the extent necessary to conform to applicable laws or regulations without materially altering the intention of the parties or, if it cannot be so amended by good-faith negotiations and agreement between Licensor and Licensee then this Agreement shall be terminated sixty (60) days following such term or provision becoming or being deemed invalid, illegal or unenforceable.

10.10

This Agreement does not constitute either Party the agent of the other Party for any purpose whatsoever, nor does either Party have the right or authority to assume, create or incur any liability of any kind, express or implied, against or in the name or on behalf of the other Party.

10.11	The English language form of this Agreement shall control and determine its interpretation.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

FIDELITY LIFE ASSOCIATION, Licensor

By:	/s/ Jim Harkensee
Name:	Jim Harkensee
Title:	President & COO
Date:	November 30, 2012

JAMES HARKENSEE, Inventor

By:	/s/ Jim Harkensee
Name:	Jim Harkensee
Title:	President & COO
Date:	November 30, 2012

COMBINED INSURANCE COMPANY OF AMERICA, Licensee

By:	/s/ Chris Martin
Name:	Chris Martin
Title:	President, Worksite Solutions
Date:	November 30, 2012

This Agreement shall not be effective unless an original or a fax copy of this signature page fully executing this Agreement is received by Licensor within seventy-five (75) Days of the Effective Date.